UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):

February 5, 2007

SUBURBAN PROPANE PARTNERS, L.P.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-14222	22-3410353
(Commission File Number)	(IRS Employer Identification No.)

240 Route 10 West, Whippany, New Jersey	07981
(Address of Principal Executive Offices)	(Zip Code)

(973) 887-5300

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

            (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

            (17 CFR 240.13e-4(c))

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

On February 5, 2007, Suburban Propane Partners, L.P.’s (the “MLP”) operating subsidiary, Suburban Propane, L.P. (the “Partnership”), entered into a written employment agreement (“Employment Agreement”), dated as of February 1, 2007, with Michael J. Dunn, Jr., the Partnership’s existing President.

Under the Employment Agreement, Mr. Dunn will continue to serve as President of the Partnership for an initial term of two years commencing on February 1, 2007, which term shall automatically renew for successive one-year periods, unless earlier terminated by the Partnership or by Mr. Dunn or otherwise terminated in accordance with the Employment Agreement. The Employment Agreement provides for an initial annual base salary of $400,000 per Partnership fiscal year (pro-rated in the case of the Partnership’s 2007 fiscal year and any other partial fiscal year during the term of the Employment Agreement) and makes provision for Mr. Dunn to earn, pursuant to the Partnership’s Incentive Compensation Plan, a bonus in each fiscal year up to 110% of his annual base salary in that year (the “Maximum Annual Bonus”), based upon certain performance criteria. The Employment Agreement also entitles Mr. Dunn to participate in benefit and long-term incentive plans made available to other senior executives and senior managers of the Partnership.

If a “change of control” (as defined in the next paragraph) of the Partnership occurs and within six months prior thereto or within two years thereafter the Partnership terminates Mr. Dunn’s employment without “cause” (as defined in the Employment Agreement) or if Mr. Dunn resigns with “good reason” (as defined in the Employment Agreement), then Mr. Dunn will be entitled to (i) a severance payment equal to (A) the portion of his base salary earned but not paid as of the date of termination, (B) his “pro-rata bonus” (the bonus Mr. Dunn would have been entitled to under the Employment Agreement for the full fiscal year in which the termination occurred multiplied by the number of days from the beginning of that fiscal year until the termination date and divided by 365), and (C) two times the sum of (1) his annual base salary in effect as of the date of termination, plus (2) the Maximum Annual Bonus, and (ii) medical benefits for two years from the date of such termination. In situations not covered by the preceding sentence, if the Partnership terminates Mr. Dunn’s employment without cause or if Mr. Dunn resigns with good reason, then Mr. Dunn will be entitled to (i) a severance payment equal to (A) the portion of his base salary earned but not paid as of the date of termination, (B) the annual bonus Mr. Dunn would have been entitled to under the Employment Agreement for the full fiscal year in which the termination occurred had Mr. Dunn remained employed by the Partnership for that full fiscal year, and (C) two times his annual base salary in effect as of the date of termination, and (ii) medical benefits for two years from the date of such termination. The Employment Agreement provides that if any payment received by Mr. Dunn is subject to the federal excise tax under Section 4999, and/or accelerated or additional tax under Section 409A, of the Internal Revenue Code, then the payment will be increased and/or deferred to permit Mr. Dunn to retain a net amount on an after-tax basis equal to what he would have received had the excise, accelerated or additional tax not been payable.

For the purposes of the Employment Agreement, “change of control” means the occurrence during the employment term of: (i) an acquisition of the MLP’s Common Units or voting equity interests by any person other than the MLP, its General Partner or any of its affiliates immediately after which such person beneficially owns more than 25% of the combined voting power of the then outstanding Common Units, unless such acquisition was made by (a) MLP or its subsidiaries, or any employee benefit plan maintained by MLP or any of its subsidiaries, or (b) by any person in a transaction where (A) the existing holders prior to the transaction own at least 60% of the voting power of the entity surviving the transaction and (B) none of the MLP’s Common Unitholders other than the MLP, its subsidiaries, any employee benefit plan maintained by MLP, or the surviving entity, or the existing beneficial owner of more than 25% of the outstanding Common Units owns more than 25% of the combined voting power of the surviving entity (such transaction, a “Non-Control Transaction”); or (ii) approval by the MLP’s partners of (a) merger, consolidation or reorganization involving the MLP other than a Non-Control Transaction; (b) a complete liquidation or dissolution of the MLP; or (c) the sale or other disposition of 50% or more of the MLP’s net assets to any person (other than a transfer to a subsidiary).

In the Employment Agreement, Mr. Dunn agrees (a) not to disclose any confidential information of the Partnership, (b) during the term of the Employment Agreement, and for a period following the expiration or termination thereof equal to the greater of one year or the period for which Mr. Dunn is receiving severance payments, not to compete with the Partnership, and (c) during the term of the Employment Agreement, and for a period of two years following the expiration or termination thereof, not to attempt to disrupt the relationship of the Partnership with its customers, employees or vendors.

The MLP has furnished a copy of the Employment Agreement as an exhibit to its Quarterly Report on Form 10-Q for its quarter ended December 30, 2006. The summary of the Employment Agreement set forth in this Form 8-K does not purport to be complete and is qualified in its entirety by reference to said exhibit, which is incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUBURBAN PROPANE PARTNERS, L.P.

By: /s/ PAUL ABEL

Name:

Paul Abel

Title:

General Counsel and Secretary

Date: February 8, 2007